Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated November 4, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the consolidated balance sheets of Speed Group Holdings Limited and its subsidiaries (collectively referred to as the “Company”) as of June 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended June 30, 2025 and the related notes to the financial statements.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ Assentsure PAC

Singapore

March 2, 2026